CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 27, 2026, relating to the financial statements and financial highlights of U.S. Global Investors Funds comprising Global Luxury Goods Fund, Gold and Precious Metals Fund, World Precious Minerals Fund, Global Resources Fund, Near-Term Tax-Free Fund, and U.S. Government Securities Ultra-Short Bond Fund, which are included in Form N-CSR for the year ended December 31, 2025, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm and Legal Counsel” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

April 24, 2026